UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  November 14, 2014

RMG NETWORKS HOLDING CORPORATION

 (Exact Name of Registrant as Specified in Charter)

Delaware	001-35534	27-4452594
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

15301 North Dallas Parkway Suite 500 Addison, TX	75001
(Address of Principal Executive Offices)	(Zip Code)

(800) 827-9666

 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[_]

Written communications pursuant to Rule 425 under the Securities Act

[_]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[_]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[_]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

As previously announced, William G. Cole, the Chief Financial Officer and Executive Vice President of RMG Networks Holding Corporation (the “Company”), will retire effective November 28, 2014. On November 14, 2014, the Company entered into a letter agreement with Pillar Solutions Group, LLC (“Pillar”), pursuant to which Pillar will provide consulting services to the Company typical of the those needed for the Chief Financial Officer role, and Kent Van Houten, a consulting managing director of Pillar, will serve as the Company’s Interim Chief Financial Officer, effective November 28, 2014. The Company has commenced a search for a permanent replacement for the Chief Financial Officer position.

Mr. Van Houten, age 62, has served as consulting managing director of Pillar since November 2014. Prior to that, Mr. Van Houten has served as Controller for TSC Acquisitions, from May 2014 to September 2014, and Receivership & Resolution Specialist with the Federal Deposit Insurance Corporation from May 2010 to May 2014. Prior to that time, Mr. Van Houten has served various functions and titles encompassing Chief Financial Officer and Vice President Finance & Accounts in SEC-registered companies from 1995 through 2009. Such companies were Peerless Mfg. Co., Telynx, Inc., Aegis Communications Group, Inc., and Entech Solar, Inc. Mr. Van Houten is a certified public accountant and received a bachelor of business administration from Howard Payne University. Mr. Van Houten has no family relationship with any director or executive officer of the Company, or any person nominated or chosen by the Company to become a director or executive officer of the Company. Mr. Van Houten does not hold a directorship with any reporting company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: November 18, 2014

RMG NETWORKS HOLDING CORPORATION

By:  /s/ David Mace Roberts

Name: David Mace Roberts

Title: Senior Vice President, General Counsel and Corporate Secretary